Exhibit 99.1

COHEN & COMPANY REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

Board Declares Quarterly Dividend of $0.25 per Share

Revenue of $57.9 Million

Net Income Attributable to Cohen & Company Inc. of $1.5 Million, or $0.42 per Diluted Share

Adjusted Pre-Tax Income of $4.0 Million, or $0.65 per Diluted Share

Philadelphia and New York, May 1, 2026 – Cohen & Company Inc. (NYSE American: COHN) (“Cohen & Company”) today reported financial results for its first quarter ended March 31, 2026.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “We are pleased to deliver another strong quarter, driven by the ongoing expansion of our client franchise. In particular, our full-service boutique investment bank, Cohen & Company Capital Markets, continued to generate positive results, with a focus on frontier technologies, including digital assets, energy transition, and natural resources. Also during the quarter, our gestation repo business continued to grow, reaching a book size of $3.9 billion, and our sponsored SPAC, Columbus Circle Capital Corp. II, completed its $230 million IPO. We are encouraged by the momentum we have built as we look for opportunities to further grow our topline revenue and profitability. We remain confident in our future earnings potential and committed to enhancing long-term, sustained value for our stockholders through the return of capital, including our quarterly dividend.”

Summary Operating Results

	Three Months Ended
($ in thousands)	3/31/26	12/31/25	3/31/25
Investment banking and new issue	$45,711	$54,704	$20,164
Net trading	13,200	13,819	9,211
Asset management	2,419	2,681	2,020
Principal transactions and other revenue	(3,428)	31,536	(2,655)
Total revenues	57,902	102,740	28,740

Compensation and benefits	41,307	57,845	21,666
Non-compensation operating expenses	11,462	14,850	6,967
Operating income (loss)	5,133	30,045	107

Interest expense, net	(1,335)	(1,460)	(1,448)
Income (loss) from equity method affiliates	(527)	(5,081)	2,418
Income (loss) before income tax expense (benefit)	3,271	23,504	1,077

Income tax expense (benefit)	(182)	(2,275)	139
Net income (loss)	3,453	25,779	938
Less: Net income (loss) attributable to the non-convertible non-controlling interest	(718)	5,254	(173)
Enterprise net income (loss)	4,171	20,525	1,111
Less: Net income (loss) attributable to the convertible non-controlling interest	2,679	12,424	782
Net income (loss) attributable to Cohen & Company Inc.	$1,492	$8,101	$329
Fully diluted net income (loss) per share	$0.42	$1.48	$0.19

Adjusted pre-tax income (loss) (1)	$3,989	$18,250	$1,250
Fully diluted adjusted pre-tax income (loss) per share (1)	$0.65	$2.97	$0.22

(1)	Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per share are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). See Note 1 below.

Financial Highlights

•	Net income attributable to Cohen & Company Inc. was $1.5 million, or $0.42 per diluted share, for the three months ended March 31, 2026, compared to $8.1 million, or $1.48 per diluted share, for the three months ended December 31, 2025, and $0.3 million, or $0.19 per diluted share, for the three months ended March 31, 2025. Adjusted pre-tax income was $4.0 million, or $0.65 per diluted share, for the three months ended March 31, 2026, compared to adjusted pre-tax income of $18.3 million, or $2.97 per diluted share, for the three months ended December 31, 2025, and adjusted pre-tax income of $1.3 million, or $0.22 per diluted share, for the three months ended March 31, 2025. Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share are not measures recognized under GAAP. See Note 1 below.

•	Revenue was $57.9 million for the three months ended March 31, 2026, compared to $102.7 million for the prior quarter and $28.7 million for the prior year quarter. The prior quarter included the closing of the business combination between our sponsored-SPAC, Columbus Circle Capital Corp. I, and ProCap Financial, Inc.

o	Investment banking and new issue revenue was $45.7 million for the three months ended March 31, 2026, down $9.0 million from the prior quarter and up $25.5 million from the prior year quarter. Cohen & Company Capital Markets (“CCM”) generated $45.7 million, $50.8 million, and $20.2 million of the investment banking and new issue revenue in 1Q26, 4Q25, and 1Q25, respectively.

o	Net trading revenue was $13.2 million for the three months ended March 31, 2026, down $0.6 million from the prior quarter and up $4.0 million from the prior year quarter. The increase from the prior year quarter reflected higher trading revenue from the Company’s mortgage group, and the SPAC equity, CMO, and preferred equity trading desks. The gestation repo book of business was $3.9 billion at March 31, 2026.

o	Asset management revenue was $2.4 million for the three months ended March 31, 2026, down $0.3 million from the prior quarter and up $0.4 million from the prior year quarter.

o	Principal transactions and other revenue was negative $3.4 million for the three months ended March 31, 2026, compared to positive $31.5 million in the prior quarter and negative $2.7 million in the prior year quarter. In the prior quarter, the closing of the ProCap Financial, Inc. business combination generated $33.0 million of principal transactions revenue, including the markup of consolidated founder and placement shares held by the sponsor of the Columbus Circle Capital Corp. I, as well as $16.5 million of compensation and benefits expense related to founder shares allocable to employees upon the closing, and $8.5 million of non-convertible, non-controlling interest expense related to founder shares allocable to third party investors in the consolidated sponsor.

•	Compensation and benefits expense during the three months ended March 31, 2026 decreased $16.5 million from the prior quarter and increased $19.6 million from the prior year quarter. The change from the prior quarter was primarily the result of the $16.5 million of compensation and benefits expense related to founder shares allocable to employees upon the closing of the ProCap Financial, Inc. business combination in the prior quarter. The change from the prior year quarter was primarily the result of fluctuations in revenue and the related variable incentive compensation. The number of Company employees was 128 as of March 31, 2026, compared to 126 as of December 31, 2025, and 117 as of March 31, 2025.

•	Interest expense during the three months ended March 31, 2026 was $1.3 million, including $1.2 million on our trust preferred securities debt, $0.1 million on our senior promissory notes, and $44 thousand on our bank credit facility.

•	Loss from equity method affiliates for the three months ended March 31, 2026 was $0.5 million, compared to a loss from equity method affiliates of $5.1 million for the prior quarter and income from equity method affiliates of $2.4 million for the prior year quarter.

•	Income tax benefit for the three months ended March 31, 2026 was $0.2 million, compared to income tax benefit of $2.3 million in the prior quarter, and income tax expense of $0.1 million in the prior year quarter. The Company will continue to evaluate its operations on a quarterly basis and may adjust the valuation allowance applied against the Company's net operating loss and net capital loss tax assets. Future adjustments could be material and may result in additional tax benefit or tax expense.

Total Equity and Dividend Declaration

•	As of March 31, 2026, total equity was $100.1 million, compared to $103.1 million as of December 31, 2025; the non-convertible non-controlling interest component of total equity was $2.4 million as of March 31, 2026 and $0.4 million as of December 31, 2025. Thus, the total equity excluding the non-convertible non-controlling interest component was $97.8 million as of March 31, 2026, a $4.9 million decrease from $102.6 million as of December 31, 2025.

•	The Company’s Board of Directors has declared a quarterly dividend of $0.25 per share, payable on June 2, 2026, to stockholders of record as of May 18, 2026. The Board of Directors will continue to evaluate the dividend policy each quarter, and future decisions regarding dividends may be impacted by quarterly operating results and the Company’s capital needs.

Conference Call

The Company will host a conference call at 10:00 a.m. Eastern Time (ET), today, May 1, 2026, to discuss these results. The conference call will be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s homepage at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 524-8416 (domestic) or +1 (412) 902-1028 (international). A replay of the call will be available for three days following the call by dialing (877) 660-6853 or (201) 612-7415, with participant passcode 13760351.

About Cohen & Company

Cohen & Company is a financial services company specializing in an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of sales, trading, gestation repo financing, new issue placements in corporate and securitized products, underwriting, and advisory services, operating primarily through Cohen & Company’s subsidiaries, Cohen & Company Securities, LLC (“Cohen Securities”) in the United States and Cohen & Company Financial (Europe) S.A. in Europe. A division of Cohen Securities, Cohen & Company Capital Markets (“CCM”) is the Company’s full-service boutique investment bank providing capital markets and SPAC advisory services to corporations, financial sponsors, investors, and institutions. The Capital Markets business segment also includes investment returns on financial instruments that the Company has received as consideration for investment banking and new issue services provided by CCM. The Asset Management segment manages and services assets through investment funds, managed accounts, joint ventures, and collateralized debt obligations. As of March 31, 2026, the Company had approximately $1.3 billion of assets under management in primarily fixed income assets in a variety of asset classes including European bank and insurance trust preferred securities, debt issued by small and medium sized European, U.S., and Bermudian insurance and reinsurance companies, and servicing commercial real estate loans. The Principal Investing segment is comprised primarily of investments the Company has made for the purpose of earning an investment return rather than investments made to support its trading or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Note 1: Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per share are non-GAAP measures of performance. Please see the discussion under “Non-GAAP Measures” below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, including those caused by inflation, raising interest rates, and the current geopolitical situation, (b) unfavorable market conditions may lead to a reduction in revenues from our investment banking and new issue revenues, including from underwriting and placement activities, (c) losses caused by financial or other problems experienced by third parties, (d) losses due to unidentified or unanticipated risks, (e) a lack of liquidity, i.e., ready access to funds for use in our businesses, (f) the ability to attract and retain personnel, (g) litigation and regulatory proceedings, (h) reputational harm due to losses or our inability to sell securities we purchase as an underwriter at the anticipated price levels, (i) competitive pressure, (j) an inability to generate incremental income from new or expanded businesses, (k) unanticipated market closures or effects due to inclement weather or other disasters, (l) losses (whether realized or unrealized) on our principal investments, (m) the possibility that payments to the Company of subordinated management fees from its CDOs will continue to be deferred or will be discontinued, (n) the possibility that the Company’s stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise, (o) the Company’s reduction in the volume of its investments into SPACs, (p) the difficulty in identifying potential business combinations as a result of increased competition in the SPAC market, (q) the value of the Company’s holdings of founders shares in post-business combination companies is volatile and may decline and the possibility that significant portions of the founder shares may remain restricted for a long period of time, (r) the possibility that the Company will stop paying quarterly dividends to its stockholders, (s) the impacts of rising interest rates and inflation, and (t) that CCM’s gross pipeline of possible transactions may not result in transactions that are consummated and total recognition of all pipeline fees. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended
	3/31/26	12/31/25	3/31/25
Revenues
Investment banking and new issue	$45,711	$54,704	$20,164
Net trading	13,200	13,819	9,211
Asset management	2,419	2,681	2,020
Principal transactions and other revenue	(3,428)	31,536	(2,655)
Total revenues	57,902	102,740	28,740

Operating expenses
Compensation and benefits	41,307	57,845	21,666
Business development, occupancy, equipment	2,383	2,039	1,829
Subscriptions, clearing, and execution	3,952	8,650	2,174
Professional services and other operating	4,924	3,964	2,792
Depreciation and amortization	203	197	172
Total operating expenses	52,769	72,695	28,633

Operating income (loss)	5,133	30,045	107

Non-operating income (expense)
Interest expense, net	(1,335)	(1,460)	(1,448)
Income (loss) from equity method affiliates	(527)	(5,081)	2,418
Income (loss) before income tax expense (benefit)	3,271	23,504	1,077
Income tax expense (benefit)	(182)	(2,275)	139
Net income (loss)	3,453	25,779	938
Less: Net income (loss) attributable to the non-convertible non-controlling interest	(718)	5,254	(173)
Enterprise net income (loss)	4,171	20,525	1,111
Less: Net income (loss) attributable to the convertible non-controlling interest	2,679	12,424	782
Net income (loss) attributable to Cohen & Company Inc.	$1,492	$8,101	$329

Earnings per share
Basic
Net income (loss) attributable to Cohen & Company Inc.	$1,492	$8,101	$329
Basic shares outstanding	1,824	1,742	1,705
Net income (loss) attributable to Cohen & Company Inc. per share	$0.82	$4.65	$0.19

Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$1,492	$8,101	$329
Net income (loss) attributable to the convertible non-controlling interest	2,679	12,424	782
Income tax and conversion adjustment	(1,592)	(11,432)	2
Net income (loss) attributable to Cohen & Company Inc. for fully diluted net income (loss) per share calculation	$2,579	$9,093	$1,113

Basic shares outstanding	1,824	1,742	1,705
Unrestricted Operating LLC membership units exchangeable into COHN shares	4,173	4,128	4,061
Additional dilutive shares	108	267	42
Fully diluted shares outstanding (1)	6,105	6,137	5,808
Fully diluted net income (loss) per share	$0.42	$1.48	$0.19

Reconciliation of adjusted pre-tax income (loss) to net income (loss) attributable to Cohen & Company Inc. and calculations of per share amounts
Net income (loss) attributable to Cohen & Company Inc.	$1,492	$8,101	$329
Addback (deduct): Income tax expense (benefit)	(182)	(2,275)	139
Addback (deduct): Net income (loss) attributable to the convertible non-controlling interest	2,679	12,424	782
Adjusted pre-tax income (loss)	$3,989	$18,250	$1,250

Adjusted fully diluted shares outstanding (2)	6,105	6,137	5,808
Fully diluted adjusted pre-tax income (loss) per share	$0.65	$2.97	$0.22

(1) When the fully diluted net income (loss) per share is anti-dilutive, the basic shares outstanding are presented on this line item.

(2) Adjusted fully diluted shares outstanding includes (a) weighted average unrestricted and restricted Operating LLC units exchangeable into COHN shares and (b) weighted average unrestricted and restricted shares, even during periods when the corresponding GAAP calculation of fully diluted shares outstanding above does not include them. The Operating LLC units are always included because the non-GAAP measure of performance, adjusted pre-tax income (loss), always includes net income (loss) attributable to the corresponding convertible interest.

COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2026
	(unaudited)	December 31, 2025
Assets
Cash and cash equivalents	$18,992	$56,762
Receivables from brokers, dealers, and clearing agencies	38,371	46,194
Due from related parties	1,807	1,401
Other receivables	12,838	8,896
Investments - trading	154,427	140,576
Other investments, at fair value	61,578	57,258
Receivables under resale agreements	359,602	357,408
Investment in equity method affiliates	11,258	6,661
Deferred income taxes	4,126	4,126
Goodwill	109	109
Right-of-use asset - operating leases	15,226	15,406
Other assets	5,803	5,788
Total assets	$684,137	$700,585

Liabilities
Payables to brokers, dealers, and clearing agencies	$22,764	$4
Accounts payable and other liabilities	16,738	17,944
Due to related parties	2,809	-
Accrued compensation	55,840	92,689
Trading securities sold, not yet purchased	38,095	36,617
Other investments sold, not yet purchased, at fair value	11	-
Securities sold under agreements to repurchase	402,389	400,391
Operating lease liability	16,755	16,959
Debt	28,590	32,895
Total liabilities	583,991	597,499

Equity
Voting non-convertible preferred stock	27	27
Common stock	25	21
Additional paid-in capital	79,868	78,539
Accumulated other comprehensive loss	(943)	(914)
Accumulated deficit	(27,452)	(26,593)
Total stockholders' equity	51,525	51,080
Non-controlling interest	48,621	52,006
Total equity	100,146	103,086
Total liabilities and equity	$684,137	$700,585

Non-GAAP Measures

Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share

Adjusted pre-tax income (loss) is not a financial measure recognized by GAAP. Adjusted pre-tax income (loss) represents net income (loss) attributable to Cohen & Company Inc., computed in accordance with GAAP, excluding income tax expense (benefit), plus the net income (loss) attributable to the convertible non-controlling interest. Income tax expense (benefit) has been excluded because a pre-tax measurement of enterprise earnings that includes net income (loss) attributable to the convertible non-controlling interest is a useful and appropriate measure of performance. Furthermore, our income tax expense (benefit) has been, and we expect it will continue to be, a substantially non-cash item for the foreseeable future, generated from adjustments in our valuation allowance applied to the Company’s gross deferred tax assets. Convertible non-controlling interest is added back to adjusted pre-tax income (loss) because the underlying Cohen & Company, LLC equity units are convertible into Cohen & Company Inc. shares. Adjusted pre-tax income (loss) per diluted share is calculated by dividing adjusted pre-tax income (loss) by diluted shares outstanding, both of which include adjustments used in the corresponding calculation in accordance with GAAP.

We present adjusted pre-tax income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted pre-tax income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted pre-tax income (loss) and related per diluted share amounts to evaluate the performance of our enterprise operations. Adjusted pre-tax income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted pre-tax income (loss) should not be assessed in isolation from or construed as a substitute for net income (loss) attributable to Cohen & Company Inc. prepared in accordance with GAAP. Adjusted pre-tax income (loss) is not intended to represent and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	Joseph Sala or Zach Genirs
Executive Vice President and	212-355-4449
Chief Financial Officer	215-701-8952
investorrelations@cohenandcompany.com